EXHIBIT 99.1

THE SCO GROUP, INC. RECEIVES NOTICE FROM

NASDAQ REGARDING ITS DELINQUENT FIRST QUARTER FORM 10-Q

LINDON, Utah–March 22, 2005– The Company participated in a previously announced hearing with the Nasdaq Listing Qualifications Panel on March 17, 2005 regarding its possible delisting for its failure to file its Form 10-K for the fiscal year ended October 31, 2004 in a timely fashion as required under Marketplace Rule 4310(c)(14).  The Company outlined for the Panel its plan for filing its delinquent Form 10-K.  The Company also discussed its plan for filing the delinquent first quarter Form 10-Q with the Panel during the hearing.  On March 18, 2005, the Company received a notice from the staff of The Nasdaq Stock Market regarding the Company’s failure to comply with Nasdaq’s requirement to file its Form 10-Q for the quarterly period ended January 31, 2005 in a timely fashion, as required under Marketplace Rule 4310(c)(14).

Pursuant to the notice, which did not result in the immediate delisting of the Company’s Common Stock, the Company was informed that the Panel will consider the filing delinquency of the Company’s first quarter Form 10-Q in addition to the filing delinquency of the Company’s Form 10-K in rendering its decision.  While the Company is awaiting the decision of the Panel, it will continue to be listed on The Nasdaq SmallCap Market under the symbol ‘SCOXE’ pending the issuance of the Panel’s decision.  The Company will issue a press release regarding the decision of the Panel after it receives notice of such decision.

About SCO

The SCO Group (NASDAQ: SCOXE) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com .

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

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